Exhibit 99.1

FOR IMMEDIATE RELEASE:

THE PANTRY COMPLETES EXCHANGE OFFER

FOR ITS 8.375% SENIOR NOTES DUE 2020

CARY, NC, May 24, 2013 – The Pantry, Inc. (NASDAQ: PTRY) announced today that it has successfully completed its offer to exchange (the “Exchange Offer”) up to $250,000,000 aggregate principal amount of its 8.375% Senior Notes due 2020 (the “New Notes”), which have been registered under the Securities Act of 1933, as amended (the “Act”), for an equal aggregate principal amount of its outstanding 8.375% Senior Notes due 2020 (the “Old Notes”), which were not registered under the Act. The Exchange Offer expired at 5:00 p.m., New York City time, on May 23, 2013.

U.S. Bank National Association, acting as exchange agent for the Exchange Offer, advised The Pantry that all of the $250,000,000 aggregate principal amount of the Old Notes have been validly tendered for exchange. The Pantry accepted all of the Old Notes tendered for exchange.

The terms of the New Notes are substantially identical to the terms of the Old Notes issued in August 2012, except that the New Notes have been registered under the Act and are not subject to the restrictions on transfer or provisions relating to additional interest applicable to the Old Notes. The New Notes evidence the same debt as the Old Notes they replace and are issued under and entitled to the benefits of the indenture that governs the Old Notes.

This press release is neither an offer to purchase any securities nor a solicitation of an offer to sell any securities.

About The Pantry

Headquartered in Cary, North Carolina, The Pantry, Inc. is a leading independently operated convenience store chain in the southeastern United States and one of the largest independently operated convenience store chains in the country. The Company operates 1,567 stores in thirteen states under select banners, including Kangaroo Express®, its primary operating banner. The Pantry’s stores offer a broad selection of merchandise, as well as fuel and other ancillary services designed to appeal to the convenience needs of its customers.

SOURCE: The Pantry, Inc.

Contact: Andrew Hinton

(919) 774-6700